                                                                       EXHIBIT 1

                       SANTA FE INTERNATIONAL CORPORATION
                               Two Lincoln Centre
                          5420 LBJ Freeway, Suite 1100
                         Dallas, Texas 75240-2648 U.S.A.
                            Telephone: (972) 701-7300



Dear Shareholder:

         You are cordially invited to attend the Annual General Meeting of Shareholders of Santa Fe International Corporation on Tuesday, June 6, 2000, at 2:00 p.m., Central Daylight Time. The meeting will be held at Four Seasons Resort and Club, Dallas at Las Colinas, 4150 N. MacArthur Blvd., Irving, Texas 75038 U.S.A. Your Board of Directors and management look forward to greeting shareholders able to attend in person.

         At the meeting, you will be asked to consider and elect three Class III Directors to serve until the Annual General Meeting of Shareholders to be held in 2003. Your Board of Directors has unanimously nominated these persons for election as Directors. You also are being asked to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the Company's fiscal year ending December 31, 2000. Information about the business to be conducted at the meeting is set forth in the accompanying Proxy Statement, which you are urged to read carefully. During the meeting, management will review the business affairs and progress of the Company during the fiscal year ended December 31, 1999. Officers of the Company will be present to respond to questions from shareholders.

         The vote of every shareholder is important. The Board of Directors appreciates and encourages shareholder participation in the Company's affairs. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the envelope provided or otherwise deliver same to the address therein. Your shares will then be represented at the meeting. If you attend the meeting, you may, at your discretion, withdraw the proxy and vote in person.

         On behalf of the Board of Directors, I thank you for your anticipated cooperation and continued support.

                                       Sincerely,

                                       /s/  GORDON M. ANDERSON

                                       Gordon M. Anderson
April 21, 2000                         Chairman of the Board

                       SANTA FE INTERNATIONAL CORPORATION
                               Two Lincoln Centre
                          5420 LBJ Freeway, Suite 1100
                         Dallas, Texas 75240-2648 U.S.A.
                            Telephone: (972) 701-7300

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 6, 2000

         The Annual General Meeting of Shareholders of Santa Fe International Corporation, a company incorporated under the laws of the Cayman Islands (the "Company"), will be held at Four Seasons Resort and Club, Dallas at Las Colinas, 4150 N. MacArthur Blvd., Irving, Texas 75038 U.S.A., on June 6, 2000, at 2:00 p.m., Central Daylight Time, for the following purposes:

                  (1) To elect three Class III Directors to hold office until the Annual General Meeting of Shareholders to be held in 2003 or until their successors have been duly qualified and elected;

                  (2) To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company to audit the accounts of the Company for the fiscal year ending December 31, 2000; and

                  (3) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only holders of the Company's ordinary shares, par value $0.01 per share, of record at the close of business on April 14, 2000 are entitled to notice of, and to vote at, the meeting or any adjournments or postponements thereof.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                                  By Order of the Board of Directors,

                                  /s/ CARY A. MOOMJIAN, JR.

                                  Cary A. Moomjian, Jr.
April 21, 2000                    Vice President, General Counsel and Secretary

                       SANTA FE INTERNATIONAL CORPORATION
                               Two Lincoln Centre
                          5420 LBJ Freeway, Suite 1100
                         Dallas, Texas 75240-2648 U.S.A.
                            Telephone: (972) 701-7300


                                 PROXY STATEMENT
                                       FOR
                     ANNUAL GENERAL MEETING OF SHAREHOLDERS

                             TO BE HELD JUNE 6, 2000

         This Proxy Statement is furnished to holders of the ordinary shares, par value $0.01 per share (the "Ordinary Shares"), in connection with the solicitation of proxies by the Board of Directors of Santa Fe International Corporation, a company incorporated under the laws of the Cayman Islands (herein referred to individually and, where the context so requires, collectively with its subsidiaries and predecessors, as the "Company"), with a registered office at P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, BWI, for use at the Annual General Meeting of Shareholders of the Company to be held at Four Seasons Resort and Club, Dallas at Las Colinas, 4150 N. MacArthur Blvd., Irving, Texas 75038 U.S.A., on June 6, 2000, at 2:00 p.m., Central Daylight Time, and at any and all postponements or adjournments thereof (the "Annual Meeting" or "Meeting") for the purposes of:

                  (1) To elect three Class III Directors to hold office until the Annual General Meeting of Shareholders to be held in 2003 or until their successors have been duly qualified and elected;

                  (2) To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company to audit the accounts of the Company for the fiscal year ending December 31, 2000; and

                  (3) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The approximate date on which this Proxy Statement and accompanying proxy card are first being sent or given to shareholders is April 28, 2000.

         Ordinary Shares represented by each proxy, if properly executed and returned to the Company prior to the Meeting, will be voted as directed, but if not otherwise specified, will be voted for the election of the three nominees for Class III Director and to ratify the appointment of Ernst & Young LLP as auditors of the Company for the fiscal year ending December 31, 2000, all as recommended by the Board of Directors. Pursuant to the Company's Amended and Restated Articles of Association (the "Articles of Association" or "Articles") and Cayman Islands law, holders of Ordinary Shares may appoint their own proxy, who need not be a holder of Ordinary Shares, by written instrument in any usual or common form.

         If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

         The Board of Directors knows of no other business to be presented at the Annual Meeting. If any other business is properly presented, the persons named in the enclosed proxy have authority to vote on such matters in accordance with such persons' discretion. A shareholder executing the proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company.

         The solicitation of proxies in the enclosed form is made on behalf of the Company's Board of Directors. The entire cost of soliciting these proxies, including the costs of preparing, printing and mailing this Proxy Statement and accompanying materials to shareholders, will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone or otherwise by officers, Directors and employees of the Company, who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries. Such parties will be reimbursed for their reasonable expenses incurred in forwarding the proxy materials.


                           VOTE REQUIRED FOR APPROVAL;
                      SHARES ENTITLED TO VOTE; RECORD DATE


         The affirmative vote of the holders of a majority of the outstanding Ordinary Shares present or represented by proxy and entitled to vote at the Annual Meeting at which a quorum is present is required to elect each of the three Class III Directors nominated for reelection to the Company's Board of Directors and to ratify the appointment of Ernst & Young LLP as auditors of the Company for the fiscal year ending December 31, 2000. The Company's Directors and executive officers, and their affiliates (including the Company's principal shareholder, SFIC Holdings (Cayman), Inc.), had, as of February 29, 2000, a beneficial interest in an aggregate of 74,705,695 Ordinary Shares, representing approximately 65% of the Ordinary Shares outstanding at the close of business on April 14, 2000 (the "Record Date") and entitled to vote on all proposals to be presented at the Annual Meeting. The presence at the Annual Meeting, whether in person or by proxy, of the holders of at least a majority of the outstanding Ordinary Shares entitled to vote thereat constitutes a quorum for the transaction of business.

         At the Record Date, there were outstanding 115,142,620 Ordinary Shares. Only holders of record of Ordinary Shares at the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. Each Ordinary Share is entitled to one vote for each Director to be elected and upon all other matters to be brought to a vote by the shareholders at the forthcoming Annual Meeting.

         In the election of Directors, votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld and broker non-votes with respect to the election of Directors will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals, except for the election of Directors. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. Abstentions on the proposals to ratify the appointment of Ernst & Young LLP will have the effect of a negative vote because approval requires the affirmative vote of the majority of the Ordinary Shares present or represented at the Annual Meeting.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


         The following table is furnished as of February 29, 2000, to indicate beneficial ownership of the Company's Ordinary Shares by (i) each person who is known by the Company to be a beneficial owner of more than 5% of the Company's Ordinary Shares and (ii) all executive officers and Directors of the Company as a group. The information in the following table was provided by such persons.


    TITLE OF CLASS          IDENTITY OF PERSON OR GROUP          AMOUNT OWNED         PERCENT OF CLASS
    --------------          ---------------------------          ------------         ----------------
   Ordinary Shares         SFIC Holdings (Cayman), Inc.            74,500,000                     64.8%
   Ordinary Shares         Directors and executive officers           205,695(1)                   0.2%
                           as a group (18 persons)

----------

(1) Does not include 44,600 restricted shares or 1,078,567 options that are not exercisable within 60 days. Includes 15,036 shares held in the Company's Investment Savings and Profit Sharing Plan and 250 shares held by a spouse in a custodial account for the benefit of a minor child. Does not include 800 shares held of record by the spouse of Mr. Ferdinand A. Berger, a Director of the Company. Mr. Berger disclaims beneficial ownership of such 800 shares. Does not include 74,500,000 shares over which Mr. Nader Hamad Sultan, a director of the Company, has the authority to cast votes on behalf of Holdings at the Company's 2000 Annual General Meeting of Shareholders. Mr. Sultan disclaims beneficial ownership of such 74,500,000 shares.


                     PROPOSALS FOR CONSIDERATION AND VOTING


PROPOSAL 1 - ELECTION OF DIRECTORS


         The Board of Directors of the Company currently has nine members. The Company's Articles of Association divide the Board of Directors into three classes having staggered terms of three years each, with Classes III , I and II having initial terms expiring at the Annual General Meeting of Shareholders in 2000, 2001 and 2002, respectively. The Articles also require the number of Directors to be not less than nine nor more than 15 and provide that the Board is to determine, from time to time, the number of Directors to be on the Board.

         Pursuant to the Articles, three Class III Directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders intend to vote the proxies received by them FOR the three nominees below.

                             C. Stedman Garber, Jr.
                                Maha A.R. Razzuqi
                                Robert E. Wycoff

         Set forth below in "Directors and Executive Officers" is biographical information about each of the Company's nominees for Directors.

         Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares represented by the proxies will be voted for such person, if any, as may be designated by the Board of Directors. However, management of the Company has no reason to believe that any nominee will be unavailable or that any vacancy on the Board of Directors will occur. The three nominees will serve until the Annual General Meeting of Shareholders to be held in 2003 and until their successors are elected.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.


PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF AUDITORS


         The Board of Directors, upon the recommendation of its Audit Committee, has appointed Ernst & Young LLP ("E&Y") as the independent auditors of the Company for the fiscal year ending December 31, 2000. Shareholders are being asked to ratify this appointment. The Company has been informed that E&Y are independent with respect to the Company within the meaning of the applicable published rules and regulations of the Securities and Exchange Commission, the pronouncements of the Independence Standards Board, and Rule 101 of the American Institute of Certified Public Accountants' Code of Professional Conduct, its interpretations and rulings.

         Representatives of E&Y are expected to be present at the Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                        DIRECTORS AND EXECUTIVE OFFICERS


         The following is a list of the Directors and executive officers of the Company as of February 29, 2000.


             NAME                  AGE     POSITION
----------------------------       ---     -----------------------------------------------------------
Gordon M. Anderson                  67     Chairman of the Board and Class I Director
C. Stedman Garber, Jr.              56     President, Chief Executive Officer and Class III Director
Richard N. Haass                    48     Class I Director
Khaled R. Al-Haroon                 50     Class I Director
Ferdinand A. Berger                 61     Class II Director
Stephen J. Solarz                   59     Class II Director
Nader H. Sultan                     51     Class II Director
Maha A. R. Razzuqi                  44     Class III Director
Robert E. Wycoff                    69     Class III Director
Roger B. Hunt                       50     Senior Vice President, Commercial Manager
Seals M. McCarty                    53     Senior Vice President and Chief Financial Officer
Tom L. Seeliger                     56     Senior Vice President, Drilling Operations
Ali Awad                            59     Vice President and Regional Manager
James A. Blue                       54     Vice President and Regional Manager
Roger K. P. De Freitas              45     Vice President and Regional Manager
Steven J. Gangelhoff                48     Vice President and Regional Manager
Cary A. Moomjian, Jr.               52     Vice President, General Counsel and Secretary
James E. Oliver                     50     Vice President, Controller and Treasurer

         Gordon M. Anderson has served as a Director of the Company since 1969. Mr. Anderson was appointed President and Chief Executive Officer in 1991 and became Chairman of the Board of Directors in 1993. Mr. Anderson has worked with the Company since June 1954. Following several international assignments, he was appointed President of Santa Fe Drilling Company in 1972. Mr. Anderson retired as Chief Executive Officer in December 1997 and currently serves as a non-employee Director and Chairman of the Board.

         C. Stedman Garber, Jr. has served as a Director of the Company since 1989. Mr. Garber was employed by Getty Oil Company between 1977 and 1984. Mr. Garber joined the Company in 1984 as Vice President of Planning and Acquisition and in 1989 was appointed President of Santa Fe Minerals, Inc., a former subsidiary of the Company. Mr. Garber was named Executive Vice President and Chief Operating Officer of the Company in 1991, was appointed President and Chief Operating Officer in December 1995 and was appointed Chief Executive Officer effective January 1, 1998. Mr. Garber also serves as a Director of the American Petroleum Institute, as Secretary-Treasurer of the International Association of Drilling Contractors. Mr. Garber also serves as a Trustee of the American University in Cairo.

         Richard N. Haass has served as a Director of the Company since November 1998. Dr. Haass is Director of Foreign Policy Studies at the Brookings Institution. A widely quoted expert on contemporary American foreign policy, Dr. Haass also consults for NBC News, is a frequent contributor to foreign affairs journals and major newspapers and is an author of several books. Dr. Haass has extensive government experience and served as Special Assistant to President George Bush and Senior Director on the staff of the National Security Council. He was awarded the Presidential Citizens Medal for his contribution to the development of U.S. policy during Operations Desert Shield and Desert Storm, has held various posts in the Departments of State and Defense, and was a legislative aide in the U.S. Senate.

         Khaled R. Al-Haroon has served as a Director of the Company since November 1998. Mr. Al-Haroon serves on the Board of Kuwait Petroleum Corporation ("KPC") and as its Managing Director of International Operations. He also serves as the Chairman-Oils Sector Loss Assessment Committee and is the Deputy Chairman of KPC's Higher Tender Committee. His career began in 1974 with the International Marketing Group of the Kuwait National Petroleum Company. Since 1980, Mr. Al-Haroon has held various management positions at KPC. Mr. Al-Haroon also serves as a Director of Holdings (defined herein under "Certain Relationships and Related Transactions").

         Ferdinand A. Berger has served as a Director of the Company since September 1997. Mr. Berger retired from the Shell Group of Companies at the end of 1996, having served in various management positions in South America, the Middle East and Europe since 1965. He was appointed Senior Vice President of Shell International Trading Company in 1987 and served as a Director of Shell International Petroleum Company Limited, with responsibility for overall Shell Group activities in the Middle East, Africa and South Asia from 1992 until his retirement. He is also a Director of Xpronet Inc., a privately owned oil and gas exploration and production company.

         Stephen J. Solarz has served as a Director of the Company since November 1998. Mr. Solarz is President of Solarz Associates, an international consulting firm. He also is a Director of the George Washington University Foreign Policy Forum, Vice Chairman of the International Crisis Group, and a Senior Counselor at APCO Associates, Inc. Mr. Solarz serves on the Board of several corporations including Samsonite, IRI International and the First Philippine Fund, and is a Director of the National Endowment for Democracy, the International Rescue Committee, the National Democratic Institute and the Balkan Action Council Steering Committee. Mr. Solarz has served in public office for twenty-four years, both in the New York Assembly and in the U.S. House of Representatives. As a Congressman, Mr. Solarz served on various committees, including the House Foreign Affairs Committee where he chaired the Subcommittee on Africa and the Subcommittee on Asian and Pacific Affairs. He was appointed by President Clinton as Chairman of the Board of the Central Asian-American Enterprise Fund, served as President Clinton's special envoy to Cambodia and co-chaired the National Democratic Institute's election observer delegation.

         Nader H. Sultan has served as a Director of the Company since January 1995. Since 1993, he has served as Deputy Chairman and Managing Director, Planning and International Operations, of KPC and was appointed Chief Executive Officer of KPC in 1998. Mr. Sultan also serves as a Director of KPC and Holdings.

         Maha A. R. Razzuqi has served as a Director of the Company since August 1999. Mrs. Razzuqi is the KPC Executive Assistant Managing Director for International Business Development. Mrs. Razzuqi has been associated with KPC's international operations since 1996, including service on the Kuwait Foreign Petroleum Company Board of Directors, and has held various management positions in planning and marketing between 1986 and 1996. Mrs. Razzuqi also serves as a Director of Holdings.

         Robert E. Wycoff has served as a Director of the Company since September 1997. Mr. Wycoff retired from the Atlantic Richfield Company ("ARCO") in 1993, having served with ARCO since 1953. After holding various engineering and management positions, he was named Vice President and Resident Manager of ARCO's Alaska Region in 1973. Mr. Wycoff served as a Director, President and Chief Operating Officer of ARCO from 1986 until his retirement. He is also a Director of MagneTek, Inc., a publicly traded company engaged in electronic equipment and controls.

         Roger B. Hunt joined the Company in 1970. During the period 1977 through 1982, he was assigned to Venezuela as Assistant Zone Manager. In 1983, he was named Vice President and Manager of International Sales and in 1988 was assigned regional operations responsibilities as Vice President and Regional Manager for Asia, Australia, Venezuela, Azerbaijan, West Africa and the Gulf of Mexico. He assumed his current responsibilities as Senior Vice President, Commercial Manager, during September 1997.

         Seals M. McCarty joined the Company in 1985 concurrently with the purchase of Keydril Company from Gulf/Chevron. He had served as Vice President of Finance for Keydril since 1982. Mr. McCarty held various financial positions with the Company including Vice President and Controller, before he was named as Senior Vice President and Chief Financial Officer in January 2000.

         Tom L. Seeliger joined the Company in 1965. He has worked in progressively more senior management positions, primarily internationally, including assignments in Nigeria, the North Sea, Libya, Argentina, Trinidad, Venezuela and London. Mr. Seeliger served as Vice President and Area Manager for North Sea operations from 1993 until January 2000, when he was named Senior Vice President, Drilling Operations.

         Ali Awad joined the Company in 1974 following a distinguished career with major oil companies operating locally in Egypt. He held several managerial positions in Egypt, including Zone Manager from 1979 to 1993. Mr. Awad served as Vice President and Area Manager for all offshore and land operations in Egypt and the Mediterranean area from 1993 to March 1999, when he was promoted to Vice President and Regional Manager with responsibility for all operations in the Middle East, North Africa and Mediterranean region.

         James A. Blue joined the Company in 1965. He initially served in various assignments in England, Egypt, Libya, Scotland and Venezuela. He was named Vice President and Regional Operations Manager in 1989. In 1997, he assumed his current position of Vice President and Regional Manager with responsibility for operations in Azerbaijan, the Gulf of Mexico, Venezuela and West Africa.

         Roger K. P. De Freitas joined the Company in 1974. He initially served in various operational and supervisory assignments in Trinidad, Scotland, Great Yarmouth, Egypt, Yemen and Singapore. Mr. De Freitas served as Operations Manager in the North Sea and Zone Manager in Trinidad before assuming his current position as Vice President and Regional Manager for Western Europe/Canada in January 2000.

         Steven J. Gangelhoff joined the Company in 1985 concurrently with the purchase of Keydril Company from Gulf/Chevron. He served as Regional Manager, Eastern Hemisphere for Keydril since 1982, and prior to that held various operations positions with Keydril. Since 1985, he has held operations and management positions with the Company in the U.S., South America, Malaysia and Indonesia and served as Regional Marketing Manager Southeast Asia/Australia from 1991 to 1996. He assumed his current position as Vice President and Regional Manager for Southeast Asia in January 2000.

         Cary A. Moomjian, Jr. joined the Company in 1976. After two years as Corporate Marine Counsel, Mr. Moomjian served as Santa Fe Drilling Company's Senior Counsel and then Vice President, General Counsel. In 1983, Mr. Moomjian was named Vice President, Contracts for Santa Fe Drilling Company. In January 1994, Mr. Moomjian was named Vice President, General Counsel and Secretary.

         James E. Oliver joined the Company in 1985 and served as Vice President-Finance for Santa Fe Minerals, Inc., a former subsidiary of the Company. He was named Vice President and Treasurer of the Company in 1993 and assumed his current responsibilities as Vice President, Controller and Treasurer in January 2000.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS


BOARD OF DIRECTOR MEETINGS

         During the year ended December 31, 1999, the Board of Directors met six times, including one telephonic meeting. The Board of Directors also acted seven times by unanimous written consent during said period and conducted its statutory meeting under Cayman Islands law by proxy. All Directors attended at least 75% of the aggregate of the meetings of the Board of Directors of the Company and of the committees of the Board of Directors on which they served.

AUDIT COMMITTEE

         Pursuant to the Company's Articles of Association, the Audit Committee reviews and reports to the Board of Directors on the scope and results of audits by the Company's auditing firm and internal auditing staff. The Audit Committee periodically recommends a firm of certified public accountants to serve as auditors for the Company and reviews such information as is necessary to ensure the independence and integrity of the auditors. The Audit Committee is also responsible for overseeing the Company's Business Conduct Policy. During the year ended December 31, 1999, there were three meetings of the Audit Committee. The Audit Committee also acted one time by unanimous written consent during said period. The members of the Audit Committee are Messrs. Berger, Al-Haroon, Solarz and Mrs. Razzuqi. Mr. Berger serves as Chairman of the Audit Committee.

COMPENSATION COMMITTEE

         Pursuant to the Company's Articles of Association, the Compensation Committee reviews, approves and oversees the Company's compensation and benefit policies and programs. For the year ended December 31, 1999, there were four meetings of the Compensation Committee. The members of the Compensation Committee are Messrs. Berger, Haass, Sultan and Wycoff. Mr. Wycoff serves as Chairman of the Compensation Committee.

EXECUTIVE COMMITTEE

         In September 1997, the Board of Directors established an Executive Committee. The Executive Committee was granted all powers and authorities of the Board of Directors in the management of the business and affairs of the Company, except as may be limited by applicable law, the Intercompany Agreement (as defined below) or the Company's Memorandum of Association and Articles of Association. Further, the Executive Committee may not declare a dividend or adopt an agreement of merger or consolidation and is not generally authorized to approve transactions in excess of $10 million per transaction. The Executive Committee did not meet during the year ended December 31, 1999. The members of the Executive Committee are Messrs. Garber, Al-Haroon, Sultan and Wycoff. Mr. Garber serves as Chairman of the Executive Committee.

NOMINATING AND GOVERNANCE COMMITTEE

         In September 1997, the Board of Directors established a Nominating Committee. During March 1999, the Board changed the name of the Committee to the Nominating and Governance Committee. The Committee has been designated to make recommendations to the Board of Directors concerning the composition of the Board of Directors, the nominees to fill vacancies or new positions and nominees of the Board of Directors for election by the Company's shareholders at the Annual General Meeting. In September 1999, the Committee's charter was revised to include new responsibilities in the area of corporate governance, which include ensuring that the Board and Board committees are empowered to effectively carry out their responsibilities to oversee and monitor the Company's performance and to participate in development and implementation of corporate governance policies. The Nominating and Governance Committee met two times during the year ended December 31, 1999. The Nominating and Governance Committee also acted one time by unanimous written consent during said period. The members of the Nominating and Governance Committee are Messrs. Anderson, Haass, Solarz and Mrs. Razzuqi. Mr. Anderson serves as Chairman of the Nominating and Governance Committee.


                             EXECUTIVE COMPENSATION


COMPENSATION OF DIRECTORS AND OFFICERS

         For the calendar year ended December 31, 1999, the aggregate remuneration paid by the Company (which includes salary and other cash payments under the Company's benefit plans and policies) to all Directors and executive officers of the Company as a group (19 persons, including one former Director, one deceased executive officer and two executive officers who retired effective December 31, 1999) for services in all capacities was $7,837,053.

         The Company and Gordon M. Anderson, a Director of the Company, entered into a Consulting Agreement dated December 10, 1997 pursuant to which Mr. Anderson received certain compensation. See "Certain Relationships and Related Transactions - Consulting Agreement."

DIRECTOR FEES AND STOCK OPTIONS

         Effective July 1, 1997, the Board adopted a policy whereby each non-employee Director is paid an annual retainer fee of $20,000 plus meeting fees of $2,000 for each Board and committee meeting (other than telephonic meetings) attended by that Director. Each non-employee Director also is paid a meeting fee of $500 for any Board or committee telephonic meeting of one hour or longer and an additional $1,000 for each Board meeting such Director attends outside his or her country of residence. Each non-employee Director who serves as a committee chairman receives an additional meeting fee of $1,000. The Company also reimburses its Directors for travel, lodging and related expenses they may incur attending Board and committee meetings. The Company has also adopted a stock option plan for non-employee Directors. See "-- Long Term Incentive Plans -- 1997 Non-Employee Director Stock Option Plan." Effective January 1, 1999, non-employee Directors are permitted to defer receipt of cash compensation for Director service pursuant to a Deferred Compensation Plan adopted by the Company in December 1998.

INVESTMENT SAVINGS AND PROFIT SHARING (401(k)) PLAN

         The Company maintains an Investment Savings and Profit Sharing Plan, a defined contribution 401(k) plan that allows dollar payroll employees to make both pre-tax and after-tax employee contributions. The Company matches these employee contributions up to a maximum of 5% of a participant's base salary subject to the limitations of eligible salary. Employees are vested in all contributions made. Additionally, although it has not done so since 1984 and does not currently expect to do so in the future, the Company has the option to make additional employer contributions any year out of profits.

ANNUAL INCENTIVE COMPENSATION PLAN

         The Company also maintains an Annual Incentive Compensation Plan ("AIP"). The AIP provides for payment of additional compensation to participating employees, including executive officers, based on individual contributions and overall performance of the Company and its key operating business units during the fiscal year. The AIP is administered by the Compensation Committee. Employees of the Company and its subsidiaries eligible for awards under the AIP are executive officers, officers and other key management personnel of the Company and its subsidiaries, whose performance, in the judgment of the Compensation Committee, can have a significant effect on the success of the Company. During the term of the AIP, an aggregate of 286,250 Ordinary Shares will be available for awards granted wholly or partly in Ordinary Shares under the AIP.

         In general, the Compensation Committee will establish a target incentive award for each participant based on performance measures (and performance scales for the measures) and individual objectives. The maximum target incentive award shall not exceed 100% of the participant's base salary in effect at the beginning of the plan year. The current performance measures are
(i) cash flow from operations and (ii) return on average capital employed as compared to certain peer group companies set forth in the AIP. In general, except for "covered employees," as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (relating to deduction limits for compensation over $1 million), the Compensation Committee has discretion to vary these measures and the relative weight to assign to the various objectives. With respect to covered employees, the individual objectives must be capable of determination by a third party and all of the objectives must be established during the first 90 days of the plan year.

         In the event of a Change in Control (as defined below), (i) if the various objectives have not yet been determined during the plan year, then the objectives and participants shall generally be based on the same rules as set forth in the preceding plan year and (ii) in general, participants are eligible for full unprorated target incentives for that year.

PENSION PLANS

         The Company maintains a tax-qualified pension plan for employees of the Company and participating subsidiaries who are residing in or are citizens of the U.S. and who have completed one year of service, and a "mirror" non-qualified pension plan for selected non-U.S. management and other employees of the Company and participating subsidiaries which provides substantially similar benefits (hereafter referred to collectively as the "Pension Plans"). In addition, the Company maintains two non-qualified pension plans that provide certain additional pension benefits.

         The Pension Plans provide for monthly retirement benefits upon normal retirement at age 62 based on the number of credited years of service and the average of the highest 60 months of salary covered by the

Pension Plans. The Pension Plans permit retirement as early as age 55 with reduced benefits. The Equity Restoration Plan restores to Pension Plan participants any benefits otherwise lost as a result of the benefit limitations contained in Section 415 of the Code and limitations contained in Section 401(a)(17) of the Code on the amount of compensation includable in determining benefits provided by tax-qualified trusts. The Company's Supplemental Executive Retirement Plan ("SERP") provides additional benefits for a select group of management employees as a means to attract and retain employees of exceptional ability who are critical to the Company's success.

         For employees who participate only in the Pension Plans and the Company's Equity Restoration Plan, the annual retirement income benefit is equal to 1.525% of the participant's average annual base salary in the highest 60 consecutive months during the final 10 years of service multiplied by years of credited service, plus 0.475% of this same base salary amount less the participant's Social Security Covered Compensation (as defined), multiplied by years of credited service not exceeding 35 years. For employees who also participate in the SERP, the benefit so calculated will be 60% of the participant's average annual salary and bonus in the highest consecutive 36 months during the final five years of service, reduced ratably for service under 15 years.

LONG TERM INCENTIVE PLANS

Performance Unit Plan

         On June 28, 1995, the Company adopted the Santa Fe International Corporation Performance Unit Plan ("Performance Unit Plan") to provide incentive via performance share units to foster and promote the long- term financial success of the Company and materially increase the value of the equity interests of the shareholder.

         Each unit awarded under the Performance Unit Plan represents the right to receive an amount in cash on the date of payout, the amount of which depends upon the Company's targeted three-year total cash flow from operations and a return on fixed assets (three-year average of the annual cash flow from operations divided by fixed assets) compared to a comparative group of peer companies. The minimum (threshold) is $20 per unit, which is payable if the Company's cash flow from operations equals 80% of targeted cash flow from operations and the Company's return on fixed assets equals the 40th percentile of its peer companies. If the results are less than threshold for any of the two performance criteria, no awards are earned. The target amount of $100 per unit is payable if the Company meets targeted total cash flow from operations and return on fixed assets equals the 60th percentile of its peer companies. The maximum amount of $300 per unit is payable if the Company's cash flow from operations equals or exceeds 150% of targeted cash flow from operations and return on fixed assets equals or exceeds the 90th percentile of peer companies. As of December 31, 1998, there were 14 participants in the Performance Unit Plan.

         The last awards under the Performance Unit Plan were granted in December 1996. No further awards will be made under the Performance Unit Plan. The Performance Unit Plan remained in existence until the last performance cycle has elapsed and payouts were made to participants. The Performance Unit Plan was terminated in September 1999, shortly after the results had been finalized for the third plan year ending June 30, 1999.

1997 Long Term Incentive Plan

         The Company has adopted the 1997 Long Term Incentive Plan (the "LTIP"), which is designed to retain key executives and other selected employees by rewarding them for making major contributions to the success of the Company and to provide participants with a proprietary interest in the growth and performance of the Company.

         Employees of the Company eligible for awards under the LTIP are executive officers, other officers and key management personnel selected by the Compensation Committee (including employees who are Directors), and whose performance, in the judgment of the Compensation Committee, can have a significant effect on the success of the Company. As of December 31, 1999, there were 409 persons who participated in the LTIP. Awards under the LTIP may consist of the grant of stock options, share appreciation rights, restricted and/or performance-based share awards and/or restricted and/or performance-based cash awards, granted singly, in combination or in tandem. The exercise price for stock options shall not be less than 85% of the fair market value of the stock on the date of the option grant (100% in the case of incentive stock options). The Compensation Committee can also award supplemental payments up to the amount necessary to pay the federal income tax payable with respect to exercise of non-qualified stock options, share appreciation rights, restricted shares and performance units. If approved by the Compensation Committee, the Company may also make loans to participants to purchase shares pursuant to the exercise of an award. During the term of the LTIP, an aggregate of 5,725,000 Ordinary Shares will be available for awards granted wholly or partly in Ordinary Shares under the LTIP. No participant may receive during a fiscal year incentive awards covering an aggregate of more than 150,000 Ordinary Shares.

         The Compensation Committee is responsible for administration and interpretation of the LTIP. When a participant's employment with the Company is terminated, any unexercised, deferred or unpaid awards will be treated as provided in the specific agreement evidencing the award. If a participant terminates for "good reason" (as defined in the LTIP) within two years after a Change in Control (as defined below), all outstanding stock options shall become vested and immediately exercisable and will remain exercisable until the earlier of the expiration of their term or the first anniversary of the termination of employment, all shares of restricted stock will immediately cease to be forfeitable and all conditions relating to realization of any other stock-based or non-stock award will immediately terminate. In addition, upon a Change in Control (as defined below), the Company will have the right to cash out all incentive awards (and all non-vested awards will vest) based on their fair market value; for this purpose, their market value will be the average fair market value per share on each of the five trading days immediately following a Change in Control or the highest price per share, if any, offered in connection with a Change in Control, whichever is higher. This cash out is automatic if the stock of the surviving entity in a Change in Control is not publicly traded.

         As of February 29, 2000, an aggregate of 1,072,375 options to purchase the Company's Ordinary Shares (net of canceled or expired options) had been granted under the LTIP to all Directors and executive officers as a group (18 persons). Such options were granted at exercise prices ranging from $12.25 to $45.00 per Ordinary Share and expire ten years from date of grant or earlier. In addition, the Company has granted restricted share awards for an aggregate of 48,600 Ordinary Shares (net of canceled, expired or issued shares) to all Directors and executive officers as a group (18 persons).

1997 Non-Employee Director Stock Option Plan

         The 1997 Non-Employee Director Stock Option Plan (the "Director Plan") has been adopted by the Company. The Director Plan is designed to attract and retain the services of experienced and knowledgeable non-employee Directors and to provide non-employee Directors with a proprietary interest in the growth and performance of the Company. Awards under the Director Plan consist of a grant of stock options. The purchase price for the shares as to which the option is exercised will be payable in full upon exercise, in cash or, if permitted by the Compensation Committee, by tender of Ordinary Shares, valued at "fair market value." During the term of the Director Plan, an aggregate of 286,250 Ordinary Shares will be available for awards granted wholly or partly in Ordinary Shares. No option will be granted under the Director Plan after 10 years following consummation of the Company's initial public offering of Ordinary Shares in June 1997. The Compensation Committee is responsible for administration and interpretation of the Director Plan.

         As of February 29, 2000, an aggregate of 97,000 options to purchase the Company's Ordinary Shares (net of canceled or expired options) had been granted under the Director Plan to eight non-employee Directors who participated in the Director Plan. Such options were granted at exercise prices ranging from $12.25 to $45.50 per Ordinary Share. Any new non-employee Director will be granted a one-time award of a right to purchase 10,000 Ordinary Shares (increased from 4,000 by amendment of the Director Plan in March 1999) upon their election to the Board at the fair market stock price/value on the date of their election. Each non- employee Director who continues in office immediately following the Annual General Meeting of Shareholders in any year (commencing in 1998) will automatically be granted an option to acquire 5,000 shares of Ordinary Shares (increased from 2,000 by amendment of the Director Plan in March 1999). The Board may increase the number of options granted, provided that a non-employee Director cannot receive more than 22,000 options (increased from 10,000 by amendment of the Director Plan in December 1998) in any year. The price of shares that may be purchased upon exercise of an option is the fair market value of the Ordinary Shares on the date of the grant. Options granted pursuant to the Director Plan are exercisable in installments of 33 1/3% upon each anniversary of the date of grant. The term of each option is for a period not exceeding 10 years from the date of grant.

         In the event of a Change in Control of the Company (as defined below), all outstanding stock options will become vested and immediately exercisable and will remain exercisable until the earlier of the expiration of their term or the first anniversary of the Change in Control. In addition, the Company may cash out options upon a Change in Control; these provisions are substantially the same as set forth in the LTIP.

1997 Employee Share Purchase Plan

         The Company has adopted the 1997 Employee Share Purchase Plan (the "Share Purchase Plan"), which is designed to furnish eligible employees of the Company and designated subsidiaries of the Company an incentive to advance the best interests of the Company by providing a formal program whereby they may voluntarily purchase Ordinary Shares of the Company at a favorable price and upon favorable terms. Generally speaking, all covered employees of a participating company who are scheduled to work an average of at least 20 hours per week are eligible to participate in the Plan.

         Once a year, participants in the Share Purchase Plan are granted options to purchase Ordinary Shares with a fair market value equal to the lesser of 10% of the participant's eligible compensation (as defined in the Share Purchase Plan) and the amount specified in Section 423(b) of the Code (currently $25,000). The exercise price of the options is 85% of the fair market value of the Ordinary Shares on the date of grant or the date of exercise, whichever is less. Options granted under the Share Purchase Plan are exercisable on the date one year after the date of grant. Generally, participants pay option exercise prices through payroll deductions made ratably throughout the year. An aggregate of 572,500 Ordinary Shares are available for grants of options under the Share Purchase Plan. The Share Purchase Plan, which became effective January 1, 1998, is administered by the Administrative Committee for the Employee Benefit Plans of the Santa Fe International Corporation. An aggregate of 159,411 and 192,938 Ordinary Shares were issued in January of the following year to participating employees for the years ended December 31, 1999 and 1998, respectively, at exercise prices of $12.325 and $10.997 per Ordinary Share.

1997 Employee Severance Protection Plan

         The Company maintains the 1997 Employee Severance Protection Plan (the "Severance Protection Plan") to retain the services of its employees in the event of an unsolicited takeover of the Company or in the event of a threat of a Change in Control of the Company. The Severance Protection Plan is intended to ensure the continued dedication and efforts of the Company's employees in such events without undue concern for their personal financial and employment security. The Severance Protection Plan covers all full-time U.S.-based payroll employees as defined therein. Severance is only payable in the event of a termination of employment by the Company other than for "cause" or voluntary termination by the Employee for "good reason," each as defined in the Severance Protection Plan, within a specified period following a Change in Control. A participant will also receive severance if the employee is terminated by the Company without "cause" or for "good reason" at the request or direction of the third party involved in the Change in Control or otherwise in connection with or in anticipation of a Change in Control.

Executive Severance Protection Agreements

         Commencing in 1999, the Company entered into Executive Severance Protection Agreements (the "Executive Agreements") with certain of its officers supplementing the provisions of the Severance Protection Plan for purposes of insuring the continued dedication and efforts of the Company's executives. The Executive Agreements provide certain benefits supplemental to and in lieu of the Severance Protection plan in the event of termination of employment (other than for "cause") or voluntary termination for "good reason" following a Change in Control of the Company, each as defined in the Severance Protection Plan, within two years following a Change in Control. The benefits applicable upon a Change in Control and termination of the executive's employment include severance compensation based upon three times annual salary and AIP bonus, a gross-up for any applicable excise tax, extension of welfare benefits for three years or until employment affording such benefits is secured, and an addition of three years service time and three years age for purposes of calculating the executive's pension plan benefits. In consideration for such supplemental severance protection, the Executive Agreements contain a one year worldwide non-compete provision, confidentiality undertakings and provisions limiting the application of "good reason" in respect of a relocation to another office of the Company or its successor. As of February 29, 2000, Executive Agreements had been entered into with fourteen of the Company's officers.

DEFINITION OF CHANGE IN CONTROL

         A "Change in Control" for all of the Company's benefit plans described above is generally deemed to occur (a) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; (b) if, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the

Company cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's shareholders of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period; (c) upon consummation of a merger, consolidation or similar event, if the equity holders of the Company prior to the transaction have beneficial ownership of less than 50% of the combined voting power of the surviving entity; (d) upon any sale, disposition or similar transaction of 50% or more of the assets or earning power of the Company or business operations which generate a majority of the consolidated revenues; (e) upon a liquidation of the Company; or (f) (as amended in November 1999) upon consummation of a merger of equals or similar event, if the equity holders of the Company prior to the transaction have beneficial ownership of less than 55% of the combined voting power of the surviving entity or such greater percentage as may be approved by the Board.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         As of February 29, 2000, SFIC Holdings (Cayman), Inc. ("Holdings"), a wholly-owned subsidiary of KPC, beneficially owns approximately 64.8% of the outstanding Ordinary Shares. KPC is wholly owned by the Government of Kuwait. Accordingly, KPC through Holdings is able to elect the Board of Directors of the Company and effectively control the outcome of the vote on certain matters submitted to a vote of the Company's shareholders. The Company, Holdings and KPC have entered into agreements with respect to the approval by Holdings of certain future corporate actions by the Company, the management and allocation of certain liabilities relating to former non-drilling activities of the Company, registration rights for the Ordinary Shares owned by Holdings, and various other matters. This section describes certain transactions among KPC, Holdings and the Company that occurred prior to the Company's initial public offering of Ordinary Shares in June 1997 (the "Offering") and certain arrangements that are now in effect. Because the Company is controlled by KPC, these transactions and arrangements were not the result of arms-length negotiations. See also "Directors and Executive Officers."

CONTRACT DRILLING SERVICES

         The Company provides contract drilling and associated services in Kuwait to the Kuwait Oil Company K.S.C. ("KOC"), a subsidiary of KPC, and also provides contract drilling services to a partially owned affiliate of the Kuwait Oil Company in the Kuwait-Saudi Arabia Partitioned Neutral Zone. Such services are performed pursuant to drilling contracts which contain terms and conditions and rates of compensation which materially approximate those which are customarily included in the Company's arms-length contracts of a similar nature. In connection therewith, KOC provides the Company rent-free use of certain land and maintenance facilities and has committed to continue providing same, subject to availability of the maintenance facilities, through the current February 2001 term of the drilling contracts. In relation to its drilling business in Kuwait, the Company has an agency agreement with a subsidiary of KPC which obligates the Company to pay an agency fee based upon a percentage of revenues. The Company believes the terms of this agreement are more favorable than those which could be obtained with an unrelated third party in an arms-length negotiation and recently received a request to increase the agency fee. The value of such favorable terms and the proposed fee increase are currently immaterial to the Company's results of operations.

         The Company earned revenues from KPC affiliated companies in the ordinary course of business of $56.1 million for the year ended December 31, 1999. The Company paid agency fees to a subsidiary of KPC of $0.6 million during the year ended December 31, 1999. The Company had accounts receivable from KPC affiliated companies of $5.9 million at December 31, 1999.

RELATED PARTY AGREEMENTS

         The following summary description of the agreements among the Company, Holdings and KPC and of the Articles is qualified in its entirety by reference to the forms of Intercompany Agreement and Management Services Agreement and the Articles filed as exhibits to the Company's Annual Report on Form 20-F.

Intercompany Agreement

         In connection with the Offering, the Company, Holdings and KPC entered into an Intercompany Agreement (the "Intercompany Agreement"), certain provisions of which are summarized below. As used herein, "KPC Affiliated Group" means KPC and its affiliates, including Holdings, other than the Company and its subsidiaries.

         Indemnification. As of December 31, 1999, the consolidated financial statements of Holdings contained liabilities to third parties, including tax liabilities, aggregating approximately $51 million incurred by certain subsidiaries which conducted the Company's former non-drilling operations and services (the "Non- Drilling Subsidiaries") on or before March 31, 1997. Holdings maintains cash and cash equivalents (the "Liability Payment Fund") which the Company believes will be sufficient to satisfy those liabilities remaining after such date. The Company, Holdings and KPC have agreed in the Intercompany Agreement that all amounts paid to claimants to satisfy those liabilities, whether by settlement, judgment or award (including claimants' attorneys' fees), will be paid by Holdings from the Liability Payment Fund. The Company will pay all internal and external costs and fees (including the Company's and Holdings' attorneys' fees) associated with management and resolution of those liabilities, and believes such costs and fees will not be material. If any amount remains in the Liability Payment Fund at March 31, 2002, Holdings will pay the Company the first $10 million of such amount and 50% of any amount in excess of $10 million. Thereafter, or if the resolution of those liabilities earlier exhausts the Liability Payment Fund, Holdings will have no further responsibility for those liabilities, and the Company will be responsible for all costs, fees and amounts paid to resolve those liabilities and will indemnify the KPC Affiliated Group in respect of such costs and fees and those liabilities. The Company believes that the Liability Payment Fund is adequate to provide for such costs and fees and those liabilities. Accordingly, the Company believes that the indemnification costs, if any, will not be material and no additional reserves have been established by the Company in respect of such costs and fees and those liabilities or the Company's obligation under the Intercompany Agreement relating to such costs and fees and those liabilities. See "- Management Services Agreement."

         The Intercompany Agreement also provides that, except as may be provided in a separate agreement, the Company will indemnify the KPC Affiliated Group against claims by third parties based on, or taxes arising from, the following: (i) the ownership of the assets or the operation of the business of the Company or its subsidiaries, (ii) any other activities of the Company or its subsidiaries, (iii) any guaranty or similar agreement by the KPC Affiliated Group provided to any person with respect to any obligation of the Company or its subsidiaries, and (iv) certain other matters. In addition, the Company has agreed to indemnify the KPC Affiliated Group against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), relating to misstatements in or omissions from the Registration Statement filed in respect of the Offering and any other registration statement or report that the Company files under the Securities Act. Holdings has also agreed to indemnify the Company and its subsidiaries against losses based on the ownership or operation of the assets or properties or the operation or conduct of the business of Holdings and its subsidiaries on or after March 31, 1997.

         Consent of Holdings to Certain Events. The Intercompany Agreement provides that until members of the KPC Affiliated Group cease to own the lesser of at least 25% of the outstanding Ordinary Shares or 25% of the Company's outstanding voting shares, the prior consent of Holdings generally will be required for: (i) any disposition by the Company of assets involving consideration in excess of $50 million; (ii) any issuance by the Company or any subsidiary of the Company of any equity securities; (iii) the incurrence of any indebtedness or guaranty in a consolidated amount in excess of $250 million at any time outstanding; and (iv) a change in corporate domicile of the Company or any of its subsidiaries. Analogous provisions are contained in the Articles. Under this arrangement, consents may be requested from time to time. In the event Holdings does not respond within 30 days after receipt of written notice from the Company requesting consent to a proposed action, then the consent will be deemed to have been given by Holdings to the Company.

         Registration Rights. The Company has granted to the KPC Affiliated Group certain demand and "piggyback" registration rights with respect to equity securities owned by it. Pursuant to the demand registration rights, the KPC Affiliated Group may, at any time, request the Company to register under the Securities Act any or all Ordinary Shares held by the KPC Affiliated Group whenever it wishes to sell Ordinary Shares in a transaction it reasonably expects will yield gross proceeds of at least $250 million. The Company has agreed to use its best efforts to effect any demand registrations requested by the KPC Affiliated Group and has also agreed to register under the Securities Act a certain amount of Ordinary Shares held by the KPC Affiliated Group when the Company initiates certain other registrations of equity securities of the Company on its own behalf or on behalf of any shareholder of the Company. Such registration rights are transferable by the KPC Affiliated Group. The Company has agreed to pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the equity securities sold by the KPC Affiliated Group and its transferees. The Intercompany Agreement also contains specified restrictions on the ability of the KPC Affiliated Group to exercise its demand and piggyback registration rights and also contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by parties thereunder in connection with the registration of Ordinary Shares on behalf of the KPC Affiliated Group under the Securities Act and otherwise.

         Other Provisions. Until the end of the first fiscal year of KPC in which the KPC Affiliated Group owns the lesser of at least 25% of the outstanding Ordinary Shares or 25% of the Company's outstanding voting shares, the Company has agreed to furnish extensive financial information to Holdings, including certain information before it becomes publicly available. So long as the KPC Affiliated Group owns at least 10% of the outstanding Ordinary Shares or 10% of the Company's outstanding voting shares, the Company has agreed to discuss its affairs, finances and accounts with Holdings and to permit Holdings to inspect its properties, corporate books, and financial and other records.

Management Services Agreement

         The Company has also entered into a Management Services Agreement with Holdings (the "Management Services Agreement") for the purpose of providing asset (primarily real estate) management services, general and administrative services and liability management and resolution services to Holdings, the Non-Drilling Subsidiaries and inactive subsidiaries of Holdings. The Management Services Agreement authorizes the Company to resolve the liabilities of the Non-Drilling Subsidiaries described under "Intercompany Agreement" using the Liability Payment Fund. Although Holdings retains the right to reduce or expand the scope of services to be performed by the Company pursuant to the Management Services Agreement, the Company's liability management and resolution services may not be reduced or terminated. The Management Services Agreement also provides for payment of an initial asset management fee to the Company of $173,000 per year as well as reimbursement of out-of-pocket costs in respect of asset management services, and stipulates that the fees are subject to negotiation on an annual basis and upon any reduction in or expansion of the scope of services provided by the Company. By mutual agreement, the asset management fee was discontinued effective January 1, 2000. The Company will pay all internal and external costs and fees (including the Company's and Holdings' attorneys' fees) associated with the Company's liability management and resolution services and all internal and external costs and fees associated with the provision of general and administrative services pursuant to the Management Services Agreement. The Company believes such costs and fees have not been and will not be material.

Charter Provisions Relating to Corporate Opportunities and Interested Directors

         The Company's Board of Directors currently includes persons who are also Directors or officers of Holdings or KPC. As a consequence, Directors of the Company who are also Directors or officers of KPC or Holdings charged with granting or withholding consent for certain of the Company's actions may be faced with conflicts of interest. In addition, potential conflicts of interest exist or could arise in the future for such Directors with respect to a number of areas, including the Company's contract drilling activities in Kuwait and its other business relationships with KPC subsidiaries.

         In order to address certain potential conflicts of interest between the Company and the KPC Affiliated Group, the Articles contain provisions regulating and defining the conduct of certain affairs of the Company as they may involve the KPC Affiliated Group and their Directors and officers, and the powers, rights, duties and liabilities of the Company and its officers, Directors and shareholders in connection therewith. In general, these provisions recognize that the Company and the KPC Affiliated Group may engage in the same line of business and have an interest in the same areas of corporate opportunities and that the Company and the KPC Affiliated Group will continue to have certain contractual and business relations with each other (including service of Directors and officers of the KPC Affiliated Group as Directors of the Company).

         The Articles provide that the KPC Affiliated Group shall have no duty to refrain from (i) engaging in the same line of business as the Company, (ii) doing business with any customer of the Company or (iii) employing any employee of the Company. The Articles also provide that the KPC Affiliated Group is not under any duty to present any corporate opportunity to the Company which may be a corporate opportunity for both the KPC Affiliated Group and the Company.

         When corporate opportunities are offered to persons who are Directors or officers of the Company and the KPC Affiliated Group, the Articles provide that such Directors or officers of the Company shall not be liable to the Company or its shareholders by reason of the fact that such members of the KPC Affiliated Group pursue such corporate opportunities for themselves or do not present such corporate opportunities to the Company, except in the case of willful default or fraud of such Directors or officers, if such Directors or officers act in a manner consistent with a policy that provides for allocation based principally on the capacities in which the individual Director or officer is offered the opportunity.

         The Articles also provide that no arrangement between the Company and the KPC Affiliated Group or another related party shall be voidable, and no liability shall be imposed, solely because a member of the KPC Affiliated Group is a party thereto, or solely because any Directors or officers who are related parties are present at, participate in or vote with respect to, the authorization of the arrangement, except in the case of willful default or fraud on the part of the Directors or officers, if the material facts as to the arrangement are disclosed to the Company's Board of Directors or the holders of the Ordinary Shares who approve the arrangement.

         The affirmative vote of a two-thirds majority of the shares entitled to vote thereon and voting at a meeting of shareholders is required to amend the Articles, including the provisions concerning corporate opportunity and interested Directors described above and the provisions requiring the consent of Holdings to certain actions described in "- Intercompany Agreement - Consent of Holdings to Certain Events." Accordingly, so long as the KPC Affiliated Group controls more than one third of such voting power, it can prevent any such amendment.

CONSULTING AGREEMENT

         On December 10, 1997, Gordon M. Anderson, a Director of the Company, and the Company entered into a Consulting Agreement pursuant to which Mr. Anderson shall serve as an independent consultant to the Company with respect to matters relating to or affecting the operations of the Company. The term of the Consulting Agreement was one year, terminating on January 1, 1999. Pursuant to the Consulting Agreement, the Company has compensated Mr. Anderson by issuing to Mr. Anderson 4,000 restricted Ordinary Shares under the Company's LTIP. In addition, on the 25th month anniversary from the date of the grant of restricted Ordinary Shares, the Company will further compensate Mr. Anderson under the Consulting Agreement by paying Mr. Anderson cash in an amount equal to the federal income tax payable with respect to the vesting of the 4,000 Ordinary Shares and the federal income tax payable with respect to the cash payment to Mr. Anderson. The Consulting Agreement also provides that Mr. Anderson will be entitled to the standard Directors' cash and noncash compensation that all other non-employee Directors are entitled to receive. Mr. Anderson has fulfilled his obligations under the Consulting Agreement, which was not renewed following its termination on December 31, 1998.


                                     GENERAL


         The Annual Report to Shareholders for the year ended December 31, 1999 is enclosed herewith. The Annual Report does not form any part of the material for the solicitation of proxies.

         A proposal or Director nomination to be presented by a shareholder at the Company's 2001 Annual General Meeting of Shareholders must be received by the Company at its principal executive offices no later than December 29, 2000 to be considered for inclusion in the Company's proxy statement for that meeting. Pursuant to the Company's Articles of Association, if a shareholder desires to submit a proposal or nominate persons for election as Directors at the Company's 2001 Annual General Meeting of Shareholders, the Secretary of the Company must receive written notice of such intent (which notice must set forth the information required by the Articles of Association) not later than April 17, 2001.

                                 OTHER BUSINESS


         Management knows of no other matter that will come before the Annual Meeting. However, if other matters do come before the Meeting, the proxy holders will vote in accordance with their best judgment.



April 21, 2000                         By Order of the Board of Directors,

                                       /s/ GORDON M. ANDERSON

                                       Gordon M. Anderson
                                       Chairman of the Board


                                       /s/ C. STEDMAN GARBER, JR.

                                       C. Stedman Garber, Jr.
                                       President and Chief Executive Officer

                                   APPENDIX A

                                      PROXY
                       SANTA FE INTERNATIONAL CORPORATION
                               Two Lincoln Centre
                          5420 LBJ Freeway, Suite 1100
                         Dallas, Texas 75240-2648 U.S.A.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints C. Stedman Garber, Jr., Seals M. McCarty and Cary A. Moomjian, Jr. as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the Ordinary Shares held of record by the undersigned as of the close of business on April 14, 2000 at the Annual General Meeting of Shareholders (the "Meeting") to be held at Four Seasons Resort and Club, Dallas at Las Colinas, 4150 N. MacArthur Blvd., Irving, Texas 75038 U.S.A., on June 6, 2000, at 2:00 p.m., Central Daylight Time, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE PROPOSALS. PLEASE REVIEW CAREFULLY THE PROXY STATEMENT DELIVERED WITH THIS PROXY.

1.     Proposal to elect C. Stedman Garber, Jr., Maha A.R. Razzuqi and Robert E. Wycoff as Class III Directors until the Annual
       General Meeting of Shareholders to be held in 2003 or until their successors have been duly qualified and elected.

       [ ] FOR all nominees listed above                                      [ ] WITHHOLD AUTHORITY
       (except as marked to the contrary below)                               to vote for all nominees listed above

       ----------------------------------------------------------------------------------------------------------------------------
       (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED ABOVE)

2. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company to audit the accounts of the Company for the fiscal year ending December 31, 2000.

         [ ] FOR                             [ ] AGAINST                          [ ] ABSTAIN

The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the Meeting.



                                       -----------------------------------------
                                       Signature



Dated:              , 2000             -----------------------------------------
      --------------                   Signature, if held jointly


Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.



                                      - 2 -